EXHIBIT 11


                           JD American Workwear, Inc.

                       Computation of Earnings Per Share


                                                       Three Months Ended             Nine Months Ended
                                                          November 30,                   November 30,
                                                   --------------------------     --------------------------
                                                      1996           1995            1996           1995
                                                   -----------    -----------     -----------    -----------


Net Loss                                           $  (165,173)   $  (356,654)    $  (528,755)   $  (999,868)

Weighted average common shares outstanding(1)        1,706,422        875,000       1,665,791        873,850

"Cheap" stock issued December 1994 - May 1995                         387,305                        387,305
                                                   ---------------------------------------------------------
                                                      1,706,422      1,262,305      1,665,791      1,261,155
                                                   =========================================================


Loss per share(2)                                  $      (.10)   $      (.34)    $      (.32)   $      (.51)
                                                   =========================================================


--------------------
<F1>  Excludes "cheap" stock issued from December of 1994 through May of 1995 which is viewed as outstanding for all periods presented.

<F2>  There is no difference between primary and fully diluted loss per share for the three and six month periods ended November 30, 1996.